Artisan Partners Asset Management Inc. Reports August 2020 Assets Under Management
Milwaukee, WI - September 10, 2020 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management ("AUM") as of August 31, 2020 totaled $136.5 billion. Separate accounts1 accounted for $73.3 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $63.2 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of August 31, 2020 - ($ Millions)
Growth Team
Global Opportunities	$24,793
Global Discovery	1,306
U.S. Mid-Cap Growth	15,365
U.S. Small-Cap Growth	5,140
Global Equity Team
Global Equity	2,508
Non-U.S. Growth	21,437
Non-U.S. Small-Mid Growth	4,930
U.S. Value Team
Value Equity	3,129
U.S. Mid-Cap Value	3,300
International Value Team
International Value	20,481
Global Value Team
Global Value	19,079
Select Equity	15
Sustainable Emerging Markets Team
Sustainable Emerging Markets	535
Credit Team
High Income	4,723
Developing World Team
Developing World	6,700
Thematic Team
Thematic	2,118

Other Assets Under Management[2]	931
Total Firm Assets Under Management ("AUM")	$136,490
1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.
2 Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy and by the Thematic Team in the Thematic Long/Short strategy, respectively. Strategy specific information has been omitted.
ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.